EXHIBIT 99.1

Advanced Biotherapy, Inc. Reports That Its Use of Antibodies to Gamma Interferon Halts Corneal Transplant Rejection

     WOODLAND HILLS, Calif.— (BW HealthWire)—June 19, 2002— Advanced Biotherapy, Inc. (OTCBB: ADVB — news) reported today that the June 2002 issue of the “American Journal of Ophthalmology,” a peer-reviewed scientific publication directed to ophthalmologists and visual science specialists describing clinical investigations, clinical observations, and clinically relevant laboratory investigations related to ophthalmology, published the results of a company-sponsored seminal pilot study entitled “Treatment of Corneal Transplant Rejection In Humans With Anti-Interferon Gamma Antibodies” authored by Simon Skurkovich, MD, PhD, Vice President of Research & Development of Advanced Biotherapy, Inc., Alexander Kasparov, MD, PhD, Nikolai Narbut, MD, PhD and Boris Skurkovich, MD, a Director of Advanced Biotherapy, Inc.

     The article reports that, “Thirteen patients (13 eyes) experiencing corneal transplant rejection at different periods after penetrating keratoplasty (range, 3 months to 13 years) were enrolled in a study performed at the Scientific Research Institute of Eye Diseases of the Russian Academy of Sciences, Moscow, after patient-informed consent and approval by the Department of Reconstructive Surgery review panel were obtained. In the patients, the corneal transplant was typically half-transparent, edematous, and cloudy. Vision was limited to distinguishing hand movement in front of the eyes. After standard treatment with corticosteroids, antibiotics, anti-inflammatory drugs, and vitamins produced no improvement, (these treatments were stopped), and the anti- interferon-gamma fragments (Fabs) were administered in a treatment course of two to three eye drops to ensure good coverage three times a day for 7 to 10 days. In all but three patients, within 2 to 3 days after start of treatment, transplant transparency improved, edema dropped, and visual acuity increased. At the end of the first week, the transplant became almost fully transparent and inflammation of the eye disappeared. Visual acuity increased from 0.2 to 0.3. For three of the patients, two additional treatment courses given at approximately 1-month intervals were needed to bring comparable improvement. This condition was maintained in all 13 eyes (patients) through an average of 7 months of follow-up (standard deviation 2; range, 2 to 9.5). Patient G, a 52-year-old male, is an example. In 2000, this patient underwent corneal transplantation caused by keratoconus, simultaneously with extraction of a cataract and implantation of an artificial lens. In 2001, a transplant rejection reaction occurred. The vision of the patient deteriorated, and the corneal transplant became half-transparent. When standard treatments, including daily 0.1-ml dexamethasone injections in the conjunctiva for 10 days, had no therapeutic effect, these treatments were stopped and anti-interferon-gamma Fabs eyedrops were started on an outpatient basis. By day 3 of the treatment, significant improvement in visual acuity was noted. The transplant became almost completely transparent, and peripheral areas of the cornea became significantly more transparent. Improvement was sustained through 9 months of follow-up. Anti-interferon-gamma Fabs can be considered safe and effective in halting corneal transplant rejection after penetrating keratoplasty.”

     Dr. Simon Skurkovich, Vice President of Research & Development stated, “These encouraging results open the door to treating, in my view, rejection of other transplanted organs and tissue, including bone marrow, for which we have a patent application pending, using antibodies to gamma interferon.”

     Commenting on the publication, Mr. Edmond Buccellato, President and Chief Executive Officer, stated, “This study provides further confirmation regarding our therapeutic strategy using antibodies to gamma interferon to treat a host of autoimmune conditions. In the U.S. alone, approximately fifty thousand corneal transplant surgeries are conducted annually with about 10% of those transplants rejecting. We are excited about the prospects of furthering our studies in the U.S. for this indication, subject to necessary regulatory approvals. In our opinion, antibodies to gamma interferon may not only be used in specific cases of transplant rejection but possibly as a prophylactic for all corneal transplant surgeries. We have a patent application pending for the exclusive use of any form of antibodies to gamma interferon — including humanized and fully human, as well as other antibody types — for treating hyperimmune response in the eye.”

     As previously reported, the United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 6,333,032 to the Company for the exclusive use of antibodies to gamma interferon — including humanized and fully human, as well as other antibody types — to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis. The Company also has patent applications pending for the exclusive use of any form of antibodies to gamma interferon for the treatment of Crohn’s Disease, Psoriasis, Vitiligo and Alopecia Areata, among other patents pending for other autoimmune diseases.

     Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Contact:

     Advanced Biotherapy, Inc.
     Edmond Buccellato, 818/883-6716, Ext. 2
E-mail: ed@advancedbiotherapy.com
     Website: www.advancedbiotherapy.com